SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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First State Financial Corporation
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FIRST STATE FINANCIAL CORPORATION
22 S. Links Ave. Suite 100
Sarasota, FL 34236

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 10, 2006

Dear Shareholders:

The Annual Meeting of Shareholders of First State Financial Corporation (the “Company”) will be held in Sarasota, Florida, at the Longboat Key Club located at 301 Gulf of Mexico Drive, at 2:00 pm EST, on Monday, April 10, 2006, for the following purposes:

1. To elect directors to serve until the Annual Meeting of Shareholders in 2007.

2. To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 10, 2005 are entitled to notice of and to vote at the Annual Meeting and all adjournments thereof.

All shareholders are cordially invited to attend the meeting in person. Those shareholders who plan to attend are requested to so indicate by marking the appropriate space on the enclosed proxy card. Any shareholder attending the Annual Meeting may vote in person even though he or she has previously returned a proxy.

A form of proxy card and the Proxy Statement of the Company relating to the Annual Meeting of Shareholders are enclosed. Please complete, date, sign and return the enclosed proxy card promptly so that your shares can be voted, regardless of whether you expect to attend the meeting.

A copy of the Company’s 2005 Annual Report to shareholders is also enclosed.

By order of the Board of Directors,

Corey J. Coughlin
President and Chief Executive Officer

March 10, 2006
Sarasota, Florida

FIRST STATE FINANCIAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
To Be Held On April 10, 2006

PROXY STATEMENT

General

Our board of directors is soliciting proxies for the 2006 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

Our board set March 10, 2006 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 5,863,625 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of such shares, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

When you sign the proxy card, you appoint Neal Scaggs and Thomas W. Wright as your representatives at the meeting. Unless you revoke your proxy, Messrs. Scaggs and Wright will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Scaggs and Wright will vote your proxy FOR the election to the board of directors of all nominees listed below under “Election of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Messrs. Scaggs and Wright will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing others for their expenses of forwarding copies of the proxy materials to our shareholders. We are distributing this proxy statement on or about March 10, 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Unless you specify otherwise on the accompanying proxy, the shares represented by the proxy will be voted for the election of the listed nominees to serve as Directors until the next Annual Meeting of Shareholders or until their successors are elected and qualified. If a quorum is present at the Meeting, the plurality of the votes cast by the shares entitled to vote in the election of Directors at the Meeting is required to elect each nominee.

Nominees

Robert H. Beymer, age 77, is Chairman of the Board and Director of First Sentry Bank in Huntington, West Virginia. He served as President of the Company from 1999 to 2002, and President of the Company’s wholly-owned subsidiary, First State Bank (the “Bank”) from 2000 to 2002. He is the former President and CEO of St. Mary’s Bank in Franklin, Louisiana and First Guaranty Bank in Hammond, Louisiana.

Corey J. Coughlin, age 58, is President and Chief Executive Officer of the Company since May 2003 and President and CEO of the Bank since July 2002. He previously served as founder of CJC Financial Services from March 1999 to July 2002.

Daniel P. Harrington, age 49, is President of HTV Industries in Cleveland, Ohio. He serves as a director for Biopure Corp., Churchill Downs Inc., First Guaranty Bank and Portec Rail Products, Inc.

Marshall Reynolds, age 68, is Chairman and Chief Executive Officer of Champion Industries. He serves as a director for Abigail Adams National Bancorp, Inc., First Guaranty Bank, Portec Rail Products, Inc., and Premier Financial Bancorp, Inc.

Neal Scaggs, age 69, is the owner of Logan Auto Parts located in West Virginia and Florida. He serves as a director for Portec Rail Products, Inc., Premier Financial Bancorp, Inc., and Champion Industries.

Robert L. Shell, age 61, is Chairman and Chief Executive Officer of Guyan International, a manufacturer of hydraulic pumps.

Thomas W. Wright, age 53, is President and Chief Executive Officer of NexQuest, an investment company. He serves as a director for Portec Rail Products, Inc. and Premier Financial Bancorp, Inc.

The Board of Directors recommends a vote “FOR” the election of all nominees.

BOARD GOVERNANCE

The Board of Directors and Committees

Our Board of Directors held seven meetings during 2005. Each director attended at least 75% of the board meetings that were held while he was serving as a director during the year, with the exception of Mr. Robert Shell, who attended four meetings. Each director who served on a committee attended all of the committee meetings. During 2005, our Board of Directors had standing Audit, Compensation and Nominating Committees.

(a) Audit Committee. The Audit Committee consists of Messrs. Harrington, Scaggs and Wright. These persons are all independent, non-employee directors of the Company. The Board of Directors has determined that each member of the Audit Committee is financially literate and independent in accordance with the National Association of Securities Dealers listing standards. Pursuant to the provisions of the Sarbanes-Oxley Act of 2002, the SEC has adopted rules requiring companies to disclose whether or not at least one member of the audit committee is a “financial expert” as defined in such rules, and, if not, why. None of the current members of the Audit Committee meets the criteria set forth in such rules qualifying them as “financial expert,” which is basically limited to those who have prepared or audited comparable public company financial statements. While it might be possible to recruit a person who meets these qualifications, the Board has determined that in order to fulfill all of the functions of the Board and the Audit Committee, each member of the Board and Audit Committee should meet all the criteria that has been established by the Board for Board membership, and it is not in the best interest of the Company to nominate as a director someone who does not have all the experience, attributes and qualifications we seek. The Audit Committee has functional supervision over the internal audit staff, reviews the system of internal controls and the adequacy of the internal audit system and receives reports on activities of the internal auditing department. It recommends the independent registered certified public accounting firm to the Board of Directors, approves all services provided by the independent registered certified public accounting firm and related fees, and reviews the scope of the audits and the actual audits performed by both the independent registered certified public accounting firm and the internal auditors. It is responsible for ensuring that the audit findings are adequately addressed. During 2005 the Audit Committee held three meetings. The Audit Pre-Approval Policy is included as Appendix A of this document.

(b) Compensation Committee. The Compensation Committee consists of Messrs. Reynolds, Scaggs and Wright. These persons are all independent, non-employee directors of the Company. The Committee held two meetings during 2005. The Compensation Committee was delegated the duties of establishing and administering an executive compensation program. Its activities include reviewing and approving the design of the program, setting performance goals, assessing executive performance and making grants of salary, bonuses and incentive compensation. The Compensation Committee also administers the 2004 Stock Plan.

(c) Nominating Committee. The Nominating Committee consists of Messrs. Harrington, Scaggs and Wright. These persons are all independent, non-employee directors of the Company. The Committee held one meeting during 2005. The Nominating Committee conducts a process of identifying and evaluating Board nominees. The Board initially looks to nominating its existing directors for re-election to the Board as appropriate or to other Director nominees proposed. The Nominating Committee will also consider candidates recommended by Shareholders (see the caption “Shareholder Proposal”). In evaluating any candidates for potential director nomination, the Nominating Committee will consider candidates that are independent, if required, who possess personal and professional integrity, have good business judgment, relevant experience and skills, and who would be effective as a Director in conjunction with the full board and collectively serving the long-term interests of the Company’s shareholders. The Nominating Committee Charter is included as Appendix B of this document.

We do not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting of Shareholders, but we encourage our Directors to attend and historically, most have done so. With respect to the 2005 Annual Meeting of Shareholders, all members of the Board attended.

Directors Compensation

Our directors are paid fees for attendance of board and committee meetings. During 2005, Directors were paid $250 for each board meeting, with the Chairman receiving $325, and $150 for each committee meeting.

Report of the Audit Committee

The following report on the Audit Committee is made pursuant to the rules of the Securities and Exchange Commission. The Audit Committee has met and held discussions with management and the independent registered certified public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered certified public accounting firm. The Audit Committee discussed with the independent registered certified public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee discussed with the Company’s internal audit staff and its independent registered certified public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal audit staff and its independent registered certified public accounting firm to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also approves all services provided by the independent registered certified public accounting firm and related fees.

The Audit Committee has received the written disclosures and the letter from the independent registered certified public accounting firm required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” as may be modified or supplemented, and has discussed with the independent registered certified public accounting firm the independent registered certified public accounting firm’s independence. The members of the Audit Committee are independent as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the year 2005, for filing with the Securities and Exchange Commission.

Audit Committee

Neal Scaggs, Chairman
Daniel P. Harrington
Thomas W. Wright

EXECUTIVE COMPENSATION

Executive Officers of the Company

The executive officers of the Company, including the Bank, are elected to their offices for one-year terms at the meeting of the Board of Directors in April of each year. The terms of any executive officers elected after such date expire at the same time as the terms of the executive officers elected at such date.

Corey J. Coughlin, age 58, is President and Chief Executive Officer of the Company and the Bank. Mr. Coughlin served as President and Chief Operating Officer of CNB Florida Bancshares, Inc. from 1998 to 1999 and also served as President and CEO of First Bankshares, Inc. from 1997 to 1998. Mr. Coughlin has been President and CEO of the Bank since July of 2002 and of the Company since May 2003.

Dennis Grinsteiner, age 61, is Senior Vice President and Chief Financial Officer of the Company and the Bank. Mr. Grinsteiner served as Executive Vice President, Chief Financial Officer and Cashier of Southern Exchange Bank from 1997 to 2003. Mr. Grinsteiner has been Senior Vice President and CFO of the Bank since May 2003 and of the Company since January 2005.

Michael K. Worthington, age 49, is Executive Vice President and Senior Lending Officer of the Bank. Mr. Worthington served as Senior Lending Officer at Peoples Community Bank from 1999 to 2001. Mr. Worthington has been Executive Vice President and Senior Lending Officer of the Bank since 2003 and has been with the Bank since 2001.

John “Jed” Wilkinson, age 58, is Executive Vice President and Senior Retail Officer of the Bank. Mr. Wilkinson served as Executive Vice President and Chief Operating Officer with South Trust Bank from 1987 to 2002 as part of his 16 year tenure with them. Mr. Wilkinson has been Executive Vice President and Senior Retail Officer of the Bank since November 2002.

David Ruppel, age 52, is Executive Vice President of the Bank. Mr. Ruppel came from Florida Banks of Pinellas where he served as President and Chief Executive Officer from 2000 to 2005. Mr. Ruppel joined the Bank in June 2005.

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation paid during 2005 to the Company’s Chief Executive Officer and to those executive officers of the Company whose total annual compensation exceeded $100,000.

						Long-Term Compensation
						Awards
		Annual Compensation				Restricted
				Other Annual		Stock	Securities	Payouts
			Bonus	Compensation		Award(s)	Underlying	LTIP	All Other
	Year	Salary ($)	($)(1)	($)		($)	Options/SARs (#)	Payouts	Compensation(6)

Corey J. Coughlin	2005	$175,000	$110,000	$1,750	(3)	—	30,000	—	—
President and CEO of the	2004	$160,167	$90,000	$1,000	(3)	—	—	—	—
Company and the Bank	2003	$144,375	$30,000	$4,200	(3)	—	—	—	—
Dennis Grinsteiner	2005	$92,448	$15,000	$6,500	(3)	—	12,000	—	—
Senior Vice President and	2004	$82,933	$17,000	$5,900	(3)	—	—	—	—
CFO of the Company	2003	$46,974	$500	$2,800	(3)(4)	—	—	—	—
and the Bank
Michael K. Worthington	2005	$95,401	—	$118,617	(3)	—	18,000	—	$1,080
Executive Vice President	2004	$90,720	—	$63,361	(3)	—	—	—	—
and Senior Lending Officer	2003	$90,270	—	$38,827	(3)	—	—	—	—
of the Bank
John “Jed” Wilkinson	2005	$95,400	$30,000	—		—	18,000	—	$1,849
Executive Vice President	2004	$90,000	$30,000	—		—	—	—	—
and Senior Retail Officer	2003	$85,833	$15,000	—		—	—	—	—
of the Bank
David Ruppel	2005	$67,708	$35,000	$3,600	(3)(5)	—	—	—	—
Executive Vice President	2004	—	—	—		—	—	—	—
of the Bank	2003	—	—	—		—	—	—	—

(1)	Bonuses for the year 2003 were paid in 2004. Bonuses for the year 2004 were paid in 2005. Except for Mr. Coughlin, bonuses for the year 2005 were paid in 2005. Mr. Coughlin’s 2005 bonus was paid in 2006.

(2)	Represents amounts paid by the Company to Mr. Coughlin for director fees.

(3)	Represents commissions and/or automobile allowances.

(4)	Compensation information for 5/30/2003 to 12/31/2003.

(5)	Compensation information for 6/17/2005 to 12/31/2005.

(6)	The Bank has adopted a plan pursuant to the provisions of Section 401(k) of the Internal Revenue Code in which after one year of employment, all employees of the Bank are eligible to participate. The Bank, in its discretion, may match any amounts deferred by employees.

Table of Option Grants in the Last Fiscal Year

Pursuant to the Company’s 2004 Stock Plan, we may grant options up to 500,000 shares to our officers, directors and employees. The following options were issued to named officers in 2005.

	Number of				Potential Realizable
	Securities	Percent of Total			Value at Assumed
	Underlying	Options Granted			Annual Rates of Stock
	Options	to Employees in	Exercise or	Expiration	Price Appreciation for Option Term
	Granted	Fiscal Year	Base Price	Date	5%	10%

Corey J. Coughlin	30,000	26.1%	$11.75	April 1, 2010	$97,389	$118,813
Dennis Grinsteiner	12,000	10.4%	$11.75	April 1, 2010	38,956	47,525
Michael K. Worthington	18,000	15.7%	$11.75	April 1, 2010	58,434	71,288
John “Jed” Wilkinson	18,000	15.7%	$11.75	April 1, 2010	58,434	71,288
David Ruppel	—	—	—	—	—	—

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Unexercised		Value of Unexercised
			Securities Underlying		In-the-Money Options
	Shares Acquired on	Value	Options at Fiscal Year End (#)		at Fiscal Year End ($)
	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Corey J. Coughlin	—	—	24,000	36,000	$240,480	$165,720
Dennis Grinsteiner	—	—	—	12,000	—	42,240
Michael K. Worthington	—	—	3,200	18,800	36,064	72,376
John “Jed” Wilkinson	—	—	—	18,000	—	63,360
David Ruppel	—	—	—	—	—	—

Equity Compensation Plan Information at December 31, 2005

The following table provides information about options outstanding as of December 31, 2005 and options available to be granted in future years:

Number of
Securities
	Number of		Remaining Available
	Securities to be	Weighted	for Future Issuance
	Issued Upon	Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Options
	Options	Options	Outstanding)

Equity compensation plans approved by stockholders	160,000	$9.68	322,400
Equity compensation plans not approved by stockholders	—	—	—

Total	160,000	$9.68	322,400

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

During 2005, the Compensation Committee of the Board of Directors was composed of three members, each of whom is an independent director as defined under the rules of the National Association of Securities Dealers.

General

Under rules established by the SEC, we are required to provide certain information with respect to compensation provided to our President and Chief Executive Officer Corey Coughlin and Chief Financial Officer Dennis Grinsteiner. The SEC regulations require a report setting forth a description of our executive compensation policy in general and the considerations that led to the compensation decisions affecting Messrs. Coughlin and Grinsteiner. In fulfillment of this requirement, the Board of Directors and Compensation Committee have prepared the following report for inclusion in this proxy statement.

The fundamental policy of our compensation program is to offer competitive compensation and benefits for all employees, including executive officers, to compete for and retain talented personnel who will lead us in achieving levels of financial performance that enhance shareholder value. Our executive compensation consists of three core components: salary, annual cash bonus, and long-term compensation through the granting of stock options. We also provide matching 401(k) contributions and other customary perquisites to our executive officers.

The Compensation Committee attempts to achieve an appropriate balance between base salary, cash bonuses, and long-term equity incentives for all of our executive officers. The Compensation Committee did not assign relative weights to the factors considered in setting these salaries, cash bonuses and long-term equity incentives.

Annual Incentive Compensation

Annual incentive compensation for 2005 was based partially on our 2005 financial results, including targets with respect to net operating income, and growth in total assets. A cash bonus was granted by the Compensation Committee to Mr. Grinsteiner of $15,000, and was paid on December 30, 2005. Mr. Coughlin’s cash bonus of $110,000 was paid on February 28, 2006.

Stock Options

During 2005, options to acquire 115,000 shares of common stock were awarded under the 2004 Plan, including options to acquire 30,000 shares of commons stock awarded to Mr. Coughlin and 12,000 options granted to Mr. Grinsteiner by the Compensation Committee.

Chief Executive Officer Compensation

The Compensation Committee met in executive session in February 2005 to award Mr. Coughlin a cash bonus of $90,000 payable in March 2005. The Compensation Committee considered objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of our management talent, and other matters relevant to our short-term and the long-term success and the enhancement of shareholder value in the broadest sense.

The Compensation Committee met in executive session in February 2006 to award Mr. Coughlin a cash bonus of $110,000 payable in February 2006. This bonus was based on performance results of the 2005 fiscal year. Mr. Coughlin’s salary was increased $8,750 to $183,750 for 2006 and he was awarded 10,000 options on February 14, 2006.

Chief Financial Officer Compensation

During the above mentioned executive session of the Compensation Committee held in February 2005, Mr. Grinsteiner’s salary for 2005 was increased $9,515 to $92,448. In December 2005, the Committee recommended Mr. Grinsteiner’s salary for 2006 be increased $7,858 to $100,306.

This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Neal Scaggs, Chairman
Marshall Reynolds
Thomas Wright

PERFORMANCE GRAPH

Our common stock trades in the NASDAQ National Market System under the symbol FSTF. We began trading on the NASDAQ National Market System on December 10, 2004. Prior to that date there was no public market for our common stock.

The following Performance Graph compares the yearly percentage change in the cumulative total shareholder return on our common stock to the cumulative total return on the NASDAQ Composite Index and the SNL NASDAQ Bank Index, from December 10, 2004 through December 31, 2005 (assuming a $100 investment on December 10, 2004 and reinvestment of all dividends).

Total Return Performance

	12/10/04	12/31/04	3/31/05	6/30/05	9/30/05	12/31/05
	Period Ending
First State Financial Corporation	100.00	102.36	94.80	98.67	112.85	121.82
NASDAQ Composite	100.00	102.28	94.14	97.04	101.68	104.45
SNL NASDAQ Bank Index	100.00	102.27	94.58	97.35	97.25	99.15

Source: SNL Financial LC, Charlottesville, VA
© 2006

STOCK OWNERSHIP INFORMATION

On January 9, 2006, we had 321 shareholders of record. The following table lists the persons who, to our best knowledge, beneficially owned 5% or more of our outstanding common stock. According to the rules adopted by the Securities and Exchange Commission, a “beneficial owner” of securities has or shares the power to vote the securities or to direct their investment. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his shares. The table also includes the common stock owned by our directors and named executive officers as of January 9, 2006. The number of issued and outstanding shares used to calculate the percentage of total ownership for a given individual includes any shares covered by the exercisable option(s) issued to that individual.

	Number of Shares		Percentage of
	Beneficially Owned		Total (1)

Directors:
Robert H. Beymer	169,075	(2)	2.87%
Corey J. Coughlin	73,815	(3)	1.25%
Daniel P. Harrington	312,178	(4)	5.30%
Marshall Reynolds	429,900		7.30%
Neal Scaggs	187,125		3.17%
Robert L. Shell, Jr.	114,189		1.94%
Thomas W. Wright	450,413	(5)	7.65%
Named Executive Officers who are not Directors:
Dennis Grinsteiner	3,400		0.05%
Michael K. Worthington	26,152	(6)	0.44%
John “Jed” Wilkinson	19,709	(7)	0.33%
David Ruppel	22,050	(8)	0.37%

(1)	Based upon 5,863,265 shares outstanding as of December 31, 2005 plus, for each such person named above, any shares of Common Stock that may be acquired by such person within 60 days of such date upon exercise of outstanding options.

(2)	Includes 104,075 shares owned by Mr. Beymer’s spouse as to which shares he disclaims beneficial ownership.

(3)	Includes currently exercisable options to purchase 24,000 shares.

(4)	Includes shares held by two companies and a family trust as to which Mr. Harrington may be deemed to be the beneficial owner of the shares.

(5)	Includes shares owned by a family partnership as to which Mr. Wright may be deemed to be the beneficial owner of the shares.

(6)	Includes currently exercisable options to purchase 3,200 shares. Also includes 1,129 shares owned in Mr. Worthington’s IRA account and 1,129 shares owned in Mr. Worthington’s spouse’s IRA account of which Mr. Worthington is the beneficiary.

(7)	All shares are owned in Mr. Wilkinson’s IRA account.

(8)	Includes 5,150 shares owned in Mr. Ruppel’s IRA. Also includes 400 shares owned as custodian of children’s trusts. Also includes 1,500 shares owned in an irrevocable trust of which Mr. Ruppel is the trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers (as defined in Rule 16a-1(f)), directors, and persons owning more than ten percent of a registered class of our common stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based solely upon a review of the copies of forms furnished to us, we believe that during the 2005 fiscal year, all filing requirements applicable to our officers and directors and 10% shareholders were met with the following exceptions.

Form 4’s were filed late by Mr. Coughlin and Mr. Grinsteiner. On April 1, 2005, both Mr. Coughlin and Mr. Grinsteiner were awarded stock options. Mr. Coughlin received 30,000 options and Mr. Grinsteiner received 12,000 options. Their respective Form 4’s were not filed until June 22, 2005.

Mr. Grinsteiner also failed to report 2,000 shares purchased jointly with his spouse and 1,000 shares purchased jointly with his daughter. This purchase occurred at the Company’s initial public offering on December 10, 2004. A Form 5 was filed on February 1, 2006 for this transaction.

Mr. Robert Shell failed to report the ownership of 19,189 shares held by his spouse. A Form 5 was filed on February 13, 2006 for this transaction.

SELECTION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors selected Crowe Chizek and Company, LLC, Independent Registered Certified Public Accounting Firm, to audit the financial statements of the Company and the Bank for the fiscal year ending December 31, 2005, and to perform such other services as may be required of them. All services rendered by Crowe Chizek and Company LLC are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee. The Audit Committee’s pre-approval policy with respect to non-audit services is set forth in Appendix A to this proxy statement.

The following table shows the fees that we paid or accrued for the audit and other services by Crowe Chizek and Company, LLC for the fiscal years ended December 31, 2005 and 2004:

	2005	2004

Audit fees	$75,200	$75,500
Audit-related fees	1,000	41,800
Tax fees	11,870	5,250
All other fees	530	12,600

Total	$88,600	$135,150

Audit fees consist of fees billed for services rendered for the annual audit of our consolidated financial statements, the review of condensed consolidated financial statements included in our quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under the caption “Audit Fees.” Of the amount included for 2004, $15,000 was for the reaudit of 2002 and 2003 and $26,800 was for the Company’s initial public offering.

Tax fees consist of fees billed for services rendered for tax compliance, tax advice and tax planning.

All other fees consist of fees billed for products and services other than fees as reported in the above three categories.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of our directors, officers, principal shareholders and their associates were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 2005. Some of our directors are directors, officers, trustees or principal security holders of corporations or other organizations that also were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 2005.

All outstanding loans and other transactions with our directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectibility or present other unfavorable features. In addition to banking and financial transactions, the Company and the Bank may have had additional transactions with, or used products or services of, various organizations with which directors of the Company and the Bank are associated. The amounts involved in these non-credit transactions have not been material in relation to the business of the Company, its subsidiaries or such other organizations. We expect that we and the Bank will continue to have similar transactions in the ordinary course of business with such individuals and their associates in the future.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to our principal executive officer and principal financial officer. The Code of Ethics is available without charge upon request by contacting our Corporate Secretary in writing at First State Financial Corporation, 22 S. Links Ave., Suite 100, Sarasota, Florida, 34236 or by request through our Investor Relations page of our website, at www.firststatefl.com.

SHAREHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholder Proposals for the 2007 Annual Meeting of Shareholders

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2007 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 1, 2006. To ensure prompt receipt by us, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with the bylaws. Proposals must be delivered to the secretary of the Company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

Other Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and delivering it to our Corporate Secretary at the address of our principal office at 22 S. Links Ave., Sarasota, Florida, 34236. The recipient will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

APPENDIX A

AUDIT COMMITTEE PREAPPROVAL POLICY
ON USE OF INDEPENDENT AUDITOR FOR NON-AUDIT SERVICES

Introduction

The Sarbanes-Oxley Act (“Act”) and related Securities and Exchange Commission Rule “Strengthening the Commission’s Requirements Regarding Auditor Independence” establish strict guidelines for the use of our external auditor for any purpose other than the audit (audit services would include all services performed to comply with the audit, service in connection with statutory and regulatory filings such as comfort letter, statutory audit, attest services, consents and review of quarterly information and procedures required in connection with SEC filings).

The Audit Committee has established this policy regarding the use of external auditors for non-audit services as follows: 1) the Company will not use the outside auditor for any of the nine service areas defined as incompatible services under the Act, 2) the Audit Committee will not engage the outside auditor to perform any services unless the Audit Committee, acting as the full Committee or through a designee, concludes that the service, and the extent of the engagement, are designed in a way that ensure the independence of the audit.

This policy outlines the circumstances under which the Company may engage the independent auditor.

Purpose

The purpose of this policy is to allow the company to utilize the independent auditor to provide non-audit services when management and the Audit Committee conclude that such an arrangement does not impair the independence of the auditor in fact or appearance.

Criteria

The Company endorses the criteria established by the Act and related SEC Rule. All of the following must be met in order for the Company to engage the external auditor to provide non-audit services.

Required by the Act

By performing this service the auditor cannot be placed in the position of auditing their own work (such as performing actuarial services):

In performing this service the auditor cannot function as part of management or as an employee (such as recruiting or designing employee benefit plans);

The auditor cannot act as an advocate of the client (such as providing legal or expert services);

The auditor cannot be a promoter of the Company’s stock or financial interests. The auditor cannot perform any of the following services explicitly prohibited by the Act and SEC Rule:

1. Bookkeeping or other services related to the accounting records or financial statements of the audit client.

2. Financial Information Systems Design and Implementation.

3. Appraisal or valuation services, fairness opinions, or contributed-in-kind reports.

4. Actuarial services.

5. Internal audit outsourcing services.

6. Management functions or human resources.

7. Broker or dealer, investment advisor, or investment banking services.

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8. Legal services.

9. Expert services unrelated to the audit.

Audit Committee Evaluation and Approval

The Approver, whether the full Committee or its designee, will evaluate the service against the criteria described above. As part of the evaluation, the Approver will also discuss the potential impairment of auditor independence with management. If the results of the evaluation lead to approval of the service, such approval will be documented in the Audit Committee minutes.

Audit Committee Designee

The Sarbanes-Oxley Act of 2002 authorizes the audit committee to delegate1 pre-approval to one or more audit committee members who are independent directors of the board of directors. Any such designation will be duly noted in the audit committee minutes.

This policy has been adopted by the Audit Committee on the 8th of November, 2004.

Audit Committee

By: /s/  Neal W. Scaggs
Neal W. Scaggs

Date: November 8, 2004

1 Title II, Section 202, (i) (3) DELEGATION AUTHORITY — The audit committee of an issuer may delegate to one or more designated members of the audit committee who are independent directors of the board of directors, the authority to grant preapprovals required by this subsection. The decisions of any member to whom authority is delegated under this paragraph to preapprove an activity under this subsection shall be presented to the full audit committee at each of its scheduled meetings.

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APPENDIX B

NOMINATING COMMITTEE CHARTER

FIRST STATE FINANCIAL CORPORATION

NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS CHARTER
(Originally adopted on November 24, 2004)

COMPOSITION

The Nominating Committee (the “Committee”) of the Board of Directors of First State Financial Corporation, a Florida corporation (the “Company”), shall consist of at least two (2) independent members of the Board of Directors of the Company (the “Board”).

Each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board and shall meet, as applicable, the standards for independence set forth in the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market (the “NASDAQ”).

The Board shall appoint the members of the Committee and the Committee chairperson. The Board may remove any Committee member at any time.

PURPOSE

The purpose of the Committee shall be to:

Identify, review and evaluate candidates to serve as directors of the Company and recommend director candidates to the Board.

Serve as a focal point for communication between candidates, non-committee directors and the Company’s management.

Determine whether existing directors should be re-nominated.

Make other recommendations to the Board regarding affairs relating to the directors of the Company.

OPERATING PRINCIPLES AND PROCESSES

In fulfilling its functions and responsibilities, the Committee should give due consideration to the following operating principles and processes:

Communication — Regular and meaningful contact with the Chairman of the Board, other committee chairpersons, members of senior management and independent professional advisors to the Board and its various committees, as applicable, is important for strengthening the Committee’s knowledge of relevant current and prospective corporate governance issues.

Resources — The Committee shall be authorized to access such internal and, in consultation with senior management, external resources as the Committee deems necessary or appropriate to fulfill its defined responsibilities, including engagement of independent legal counsel, consultants and other professional advisors, as well as executive search firms to help identify director candidates. The Committee shall have sole authority to approve fees, costs and other terms of engagement of such outside resources.

Meeting Agendas — Committee meeting agendas shall be the responsibility of the Committee chairperson with input from the Committee members and other members of the Board as well as, to the extent deemed appropriate by the chairperson, from members of senior management and outside advisors.

Committee Meeting Attendees — The Committee shall be authorized to require members of senior management and to request that outside counsel and other advisors attend Committee meetings.

Reporting to the Board of Directors — The Committee, through the Committee chairperson, shall report all material activities of the Committee to the Board from time to time or whenever so requested by the Board.

Other functions — The Committee shall have the authority to perform such other functions, and shall have such powers, as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities hereunder.

FUNCTIONS AND AUTHORITY

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and the Florida Business Corporation Act, each as in effect from time to time. The Committee will have the full power and authority to carry out the following primary responsibilities:

Criteria for Board Membership; Director Nominations — The Committee, in consultation with the Chairman of the Board, has the primary responsibility for identifying, evaluating, reviewing and recommending qualified candidates to serve on the Board, including consideration of any potential conflicts of interest. The Committee shall also have the primary responsibility, following the Board assessment provided for below, for evaluating, reviewing and considering the recommendation for nomination of current Directors for reelection to the Board. The selection of nominees for Director to be presented to the stockholders for election or reelection, and the selection of new Directors to fill vacancies and newly created directorships on the Board shall be made by the full Board based on the recommendations of the Committee.

Board Assessment — The Committee shall periodically review, discuss and assess the performance of the Board, seeking input from senior management, the full Board and others. The assessment shall include evaluation of the performance of the members of the Board of Directors, individually and collectively, the Board’s contribution as a whole, specific areas in which the Board and/or management believe better contributions could be made, and overall Board composition and makeup, including whether it is desirable for each member of the Board to continue to serve on the Board based upon the designated functional needs of the Board. The factors to be considered shall include whether the Directors, both individually and collectively, can and do provide the skill and expertise appropriate for the Company. The Committee shall also consider and assess each Director’s satisfaction of the criteria established for Board membership or membership on any committee of the Board, including the independence of Directors and whether a majority of the Board continue to be independent from management, in both fact and appearance as well as within the meaning prescribed by SEC or NASDAQ. The results of such assessments shall be provided to the Board for further discussion as appropriate.

Director Change of Position — The Committee shall review and make recommendations to the Board regarding the continued service of a Director in the event (i) an employee Director’s employment with the Company is terminated for any reason or (ii) a nonemployee Director changes his/her primary job responsibility or primary employer since the time such Director was most recently elected to the Board. In this regard, the Committee may consider the establishment of procedures for retirement or resignation of Directors under such circumstances.

Stockholder Communications, Proposals and Nominations — The Committee shall, if deemed advisable, establish a process for reviewing and considering stockholder communications, and proposals submitted by stockholders that relate to corporate governance matters, including stockholder nominations for directors and/or stockholder suggestions for director nomination. The Committee shall review and make recommendations to the Board regarding any such proposal, nomination or suggestion for nomination. If the Committee establishes a process for reviewing and considering stockholder communications, such process shall be submitted for approval by a majority of the independent directors of the Company.

Procedures for Handling Complaints — The Committee shall oversee, and, if deemed advisable, develop procedures for handling the receipt, retention and treatment of complaints received by the Company (whether initiated by employees of the Company or outside third parties) with respect to legal and regulatory compliance matters.

Qualified Legal Compliance Committee — The Committee shall act as the Company’s Qualified Legal Compliance Committee within the meaning of 17 CFR Part 205.2(k).

MEETINGS

The Committee will hold at least one regular meeting per year and additional regular or special meetings as its members deem necessary or appropriate. Meetings may be called by the Chairman of the Committee of the Chairman of the Board.

MINUTES AND REPORTS

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee will report to the Board from time to time or whenever so requested by the Board. In addition, the Chairman of the Committee or his or her delegate shall be available to answer questions the other directors may have regarding the matters considered and actions taken by the Committee.

ANNUAL MEETING OF STOCKHOLDERS OF
FIRST STATE FINANCIAL CORPORATION
April 10, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE ☑

1. Election of Directors:

For all nominees	Robert H. Beymer

Corey J. Coughlin

Daniel P. Harrington

Withhold authority	Marshall Reynolds
for all nominees

Neal Scaggs

Robert L. Shell, Jr.

For all except	Thomas W. Wright
(see instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at the right and indicate your new address in the address space below. please note that changes to the registered name(s) on the account may not be submitted via this method.

I plan to attend the annual meeting.

Signature of stockholder	Date	Signature of stockholder	Date
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FIRST STATE FINANCIAL CORPORATION
22 S. Links Ave.
Sarasota, FL 34236
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Neal Scaggs and Thomas W. Wright as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of First State Financial Corporation held of record by the undersigned on March 10, 2006, at the Annual Meeting of Shareholders to be held at the Longboat Key Club located at 301 Gulf of Mexico Drive, Longboat Key, Florida, 34228, on April 10, 2006, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)